SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
         File Reports Under Sections 13 and 15(d) of the Securities
                           Exchange Act of 1934.
                              Commision File Number   333-49439


                          Time Warner Telecom LLC
 ...........................................................................
           (Exact name of registrant as specified in its charter)


             5700 S. Quebec Street, Greenwood Village, CO 80111
                               (303) 566-1000
 ...........................................................................
 (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)


                           9-3/4% Notes due 2008
 ...........................................................................
          (Title of each class of securities covered by this Form)

                                    None
 ...........................................................................
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [    ]       Rule 12h-3(b)(1)(ii)     [     ]
Rule 12g-4(a)(1)(ii)   [    ]       Rule 12h-3(b)(2)(i)      [     ]
Rule 12g-4(a)(2)(i)    [    ]       Rule 12h-3(b)(2)(ii)     [     ]
Rule 12g-4(a)(2)(ii)   [    ]       Rule 15d-6               [  X  ]
Rule 12h-3(b)(1)(i)    [    ]

      Approximate number of holders of record as of the certification or notice date:

     ...............................1...................................

                    Pursuant to the requirements of the Securities Exchange Act of 1934, Time Warner Telecom Inc., as successor to Time Warner Telecom LLC, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

    DATE:......May 10, 1999..........  BY:.../s/ Mark A. Peters..........
                                      Name:  Mark A. Peters
                                      Title: Vice President and Treasurer